EXHIBIT 99

PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
         Chief Executive Officer               904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2005.

Jacksonville, Florida; November 16, 2005 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported income from continuing operations of $2,184,000 or $0.71 per diluted share in the fourth quarter of fiscal 2005, an increase of $480,000 or 28% compared to $1,704,000 or $0.57 per diluted share in the same period last year. Net income for the fourth quarter of fiscal 2005 was $2,184,000, compared to $1,493,000 for the same period last year. Diluted earnings per share for the fourth quarter of fiscal 2005 was $0.71 compared to $0.50 in the fourth quarter of fiscal 2004.

Income from continuing operations for the fiscal year ended September 30, 2005 was $7,497,000 or $2.47 per diluted share, an increase of $1,401,000 or 23% compared to the same period last year. Net income for fiscal 2005 was $7,497,000, compared to $20,740,000 for fiscal 2004. Net income declined in 2005 due primarily to $14,644,000 of income from discontinued operations in 2004, related to the sale of properties. Diluted earnings per common share in fiscal 2005 were $2.47 compared to $6.97 in 2004.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2005, consolidated revenues were $34,406,000, an increase of $4,357,000 or 14.5% over the same quarter last year.

Transportation segment revenues were $29,654,000 in the fourth quarter of 2005, an increase of $3,867,000 over the same quarter last year. Fuel surcharges accounted for $1,871,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 5.7%, reflecting better pricing for our services. Revenue miles in the current quarter were up 2.4% compared to the fourth quarter of 2004 and were constrained by low driver availability.

Real Estate segment revenues for the fourth quarter of fiscal 2005 were $4,752,000, an increase of $490,000 or 11.5% over the same quarter last year. Lease revenue from developed properties increased $386,000 or 13.8%, due to an increase in occupied square feet resulting from the completion of a pre-leased 74,600 square foot building in January 2005, the purchase of a fully leased 188,000 square foot building in October 2004 and the completion of a pre-leased 145,180 square foot building in July 2005. Royalties from mining operations increased as a result of increased royalties per ton.

Consolidated gross profit was $6,420,000 in the fourth quarter of fiscal 2005 compared to $6,262,000 in the same period last year, an increase of 2.5%. Gross profit in the transportation segment increased $256,000 or 7.1%, primarily due to improved pricing and additional volume as compared to the same quarter last year. Gross profit in the real estate segment decreased $98,000 or 3.7% primarily due to timing of development activity and associated lower capitalization of labor.


                                 Continued
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1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Fiscal  Year 2005 Operating Results. For fiscal year 2005, consolidated revenues were $130,855,000, an increase of $15,066,000 or 13% from $115,789,000 the previous year.

The Transportation segment revenues were $112,824,000, an increase of $13,400,000 or 13.5% over last year. The average price paid per gallon of diesel fuel increased $0.55 over 2004 and as a result fuel surcharge revenue increased $6,252,000. Excluding fuel surcharges, revenue per mile increased 5.1%, reflecting improved pricing. Revenue miles in the current year were up 2.3% compared to 2004 and were restrained by low driver availability.

Real Estate segment revenues increased $1,666,000 or 10.2% in 2005 to $18,031,000. Lease revenue from developed properties increased $1,345,000 or 12.8%, due to an increase in occupied square feet resulting from the completion of a pre-leased 74,600 square foot building in January 2005, the purchase of a fully leased 188,000 square foot building in October 2004, and the completion of a pre-leased 145,180 square foot building in July 2005. Royalties from mining operations increased 5.5% during 2005 as a result of increased royalties per ton.

Consolidated gross profit was $24,812,000 in fiscal 2005 compared to $22,482,000 in 2004, an increase of 10.4%. Gross profit in the transportation segment increased $1,528,000 or 11.6%, primarily due to the increases in pricing and volume offset by higher diesel fuel costs, increased risk insurance costs and higher compensation and benefits as compared to 2004. Gross profit in the real estate segment increased
$802,000 or 8.7% from last year, primarily due to increased lease revenue from higher average leased square footage resulting from the purchase and completion of the buildings discussed above.

Summary and Outlook. The Company's real estate development business continues to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. Favorable freight-hauling demands within the Company's trucking operations will continue to be challenged by industry-wide, tight driver availability.


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


                               Continued

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Patriot  Transportation Holding, Inc. is engaged in the  transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction
materials.   The  Company's  real  estate  group,  comprised   of   FRP
Development   Corp.  and  Florida  Rock  Properties,  Inc.,   acquires,
constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                   Three Months      Fiscal Year
                                      Ended             Ended
                                   September 30      September 30
                                   ------------      ------------
                                   2005     2004     2005    2004
                                   ----     ----     ----    ----
Revenues                         $34,406  30,049   $130,855  115,789
Gross profit                     $ 6,260   6,262     24,812   22,482
Income before income taxes       $ 3,054   2,895   $ 11,764    9,975
Income from continuing
   operations                    $ 2,184   1,704   $  7,497    6,096
Discontinued operations                -    (211)         -   14,644
Net income                       $ 2,184   1,493   $  7,497   20,740


Basic earnings per common share:
Income from continuing operations $  .74     .58   $   2.54     2.08
Discontinued operations                -    (.07)         -     5.00
Net income                        $  .74     .51   $   2.54     7.08

Diluted earnings per common share:
Income from continuing operations $   .71    .57   $   2.47     2.05
Discontinued operations                 -   (.07)         -     4.92
Net income                        $   .71    .50   $   2.47     6.97

Weighted average common shares
  outstanding:
Basic                               2,964  2,929      2,950    2,931
Diluted                             3,070  2,973      3,039    2,976



                               Continued
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             PATRIOT TRANSPORTATION HOLDING, INC.
             Condensed Balance Sheets (unaudited)
                    (Amounts in thousands)
                                         September 30   September 30
                                            2005           2004
                                         ------------   ------------
Cash and cash equivalents               $      2,966    $        199
Cash held in escrow (a)                            -          16,553
Accounts receivable, net                      11,731           9,123
Other current assets                           4,872           4,191
Property,  plant  and  equipment, net        164,936         149,011
Other non-current assets                       7,602           6,317
                                        ------------    ------------
    Total Assets                        $    192,107    $    185,394
                                        ============    ============

Current liabilities                     $     16,221    $     23,099
Long-term debt (excluding current
  maturities)                                 48,468          41,185
Deferred income taxes                         13,783          15,767
Other non-current liabilities                  6,731           7,256
Shareholders' equity                         106,904          98,087
                                        ------------    ------------
 Total Liabilities and Shareholders'
   Equity                              $     192,107    $    185,394
                                       =============    ============

 (a) Cash held in escrow consisted of proceeds from sales of real estate held in escrow in anticipation of qualified real estate purchases in accordance with Section 1031 of the Internal Revenue Code. In October 2004, $7,200,000 was used to purchase qualified property and the balance was released from escrow.


                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:

                               Three Months Ended   Fiscal Year Ended
                                 September 30         September 30
                                 ------------         ------------
                               2005       2004      2005       2004
                               ----       ----      ----       ----
Transportation Revenues        $29,654    25,787    $112,824   99,424
Real Estate Revenues             4,752     4,262      18,031   16,365
                                 -----     -----      ------   ------
Total Revenues                 $34,406    30,049    $130,855  115,789
                               =======    ======    ========  =======

Transportation Operating
   Profit                      $ 1,713     1,516    $  6,587    5,625
Real Estate Operating Profit     2,562     2,660      10,072    9,269
Corporate Expenses                (368)     (316)     (1,649)  (1,464)
                                 ------    ------     -------  -------
Total Operating Profit         $ 3,907     3,860      15,010   13,430
                                ======     ======     =======  =======

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